Exhibit 10.14

AMERICAN CAPITAL, LTD.

DISINTERESTED DIRECTOR RETENTION PLAN1

1. Definitions. In this Plan, except where the context otherwise indicates, the following definitions shall apply:

1.1. “1940 Act” means the Investment Company Act of 1940, as amended.

1.2. “Account” means a separate bookkeeping account maintained on behalf of each Participant. The value of a Participant’s account as of any date on or before December 11, 2008, shall equal the product of (a) the Annual Board Fee in effect for such participant for such date and (b) the sum of (i) a whole number equal to the number of full Years of Service accrued by such participant as of such date, and (ii) one (1). The value of a Participant’s Account from December 12, 2008, forward shall be as follows:

Neil Hahl	$1,225,000
Philip R. Harper	$1,225,000
Alvin N. Puryer	$1,125,000
Mary C. Baskin	$950,000
Kenneth D. Peterson, Jr.	$891,667
John Koskinen	$283,333

No interest or other earning shall be credited to Accounts under the Plan.

1.3. “Affiliate” means any corporation, partnership, business trust, limited liability company or other form of business organization at least a majority of the total combined voting power of all classes of stock or other equity interests of which is owned by the Company, either directly or through one or more other Affiliates.

1.4. “Annual Board Fee” means for a Participant the annual board retainer fee as in effect on such Participant’s Payment Event Date, and shall not include fees paid for meeting attendance or any additional retainers such as those paid to chairs of Board committees or to the lead director.

1.5. “Board” means the Board of Directors of the Company.

1.6. “Change of Control” means a change in ownership or effective control (within the meaning of Section 409A of the Code) of the Company.

[1]	As amended, December 11, 2008.

1.7. “Code” means the Internal Revenue Code of 1986, as amended.

1.8. “Committee” means the committee appointed by the Board to administer this Plan. Unless otherwise determined by the Board, the Compensation and Corporate Governance Committee of the Board shall be the Committee.

1.9. “Commencement Date” means the date on which an individual becomes an Eligible Individual.

1.10. “Company” means American Capital, Ltd., a Delaware corporation, and any successor thereto.

1.11. “Director” means a member of the Board.

1.12. “Disabled” means “disabled” within the meaning of Section 409A of the Code.

1.13. “Effective Date” means July 27, 2006.

1.14. “Eligible Individual” means any Director of the Company who is not “interested” as defined in the 1940 Act.

1.15. “Participant” means an Eligible Individual who has satisfied the requirements of Section 4 hereof.

1.16. “Payment Event Date” means for a Participant the earliest to occur of (a) the date of such Participant’s Separation from Service, (b) the date of such Participant becoming Disabled, (c) the date of such Participant’s death, or (d) the date of a Change of Control.

1.17. “Plan” means this American Capital, Ltd. Disinterested Director Retention Plan, as amended from time to time.

1.18. “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code.

1.19. “Year of Service” means for a Participant each one-year period commencing on a Participant’s Commencement Date or anniversary thereof during which such Participant continues to be an Eligible Individual.

2. Purpose. The Plan is intended to assist the Company in attracting and retaining Eligible Individuals of outstanding ability.

3. Administration. The Committee shall administer the Plan. Subject to the provisions of the Plan, the Committee shall have plenary authority and discretion to construe and interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the Committee on the matters referred to in this Section 3 shall be binding and final.

4. Eligibility.

4.1. Each person who is an Eligible Individual as of the Effective Date shall be a Participant as of the Effective Date.

4.2. Each person who becomes an Eligible Individual subsequent to the Effective Date shall become a Participant on the one-year anniversary of such Eligible Individual’s Commencement Date if such Eligible Individual does not die, become Disabled, experience a Separation from Service, or otherwise cease to be an Eligible Individual prior to such one-year anniversary.

5. Vesting.

5.1. Each person who is a Participant as of the Effective Date shall become vested in his or her Account as follows:

Date	Percentage of Account Vested
August 1, 2006	20%
February 1, 2007	40%
August 1, 2007	60%
February 1, 2008	80%
August 1, 2008	100%

Notwithstanding the foregoing, each such Participant shall become fully vested in his or her Account immediately upon the Participant’s death or becoming Disabled, or upon the occurrence of a Change of Control.

5.2. Each other Participant shall be fully vested in his or her Account immediately upon becoming a Participant.

5.3. Notwithstanding any other provision of this Plan, the entirety of a Participant’s Account shall be immediately forfeited upon such Participant’s Separation from Service upon unanimous vote of the other members of the Board of Directors. In such case, such Participant shall cease to be an Eligible Individual, and no amount shall be or ever become payable under this Plan to any such Participant.

6. Payment of Accounts. Except as provided in Section 5.3, the Company shall pay to each Participant whose Account is vested as of such Participant’s Payment Event Date (or, in the event of the Participant’s death, his or her estate or designated beneficiary) an amount equal to the value of his or her Account in a lump sum in cash within one month of such Participant’s Payment Event Date.

7. Termination or Amendment. The Board may amend or terminate this Plan in any respect at any time; provided, however, that no amendment or termination of this Plan shall be made by the Board without approval of each affected Participant if such amendment or termination would adversely affect such Participant’s rights or obligations under this Plan.

8. Withholding. The Company’s obligation to pay to any Participant any amount hereunder shall be subject to satisfaction of any applicable federal, state and local tax withholding requirements.

9. Indemnification of Committee. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, members of the Committee (and such person(s) to whom the Committee delegates its powers or responsibilities) shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any Bonus Award granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

10. General Provisions.

10.1. The establishment of this Plan shall not confer upon any Participant any legal or equitable right against the Company, any Affiliate or the Committee, except as expressly provided in this Plan.

10.2. Participation in this Plan shall not give an Eligible Individual any right to be retained in the service of the Company or any Affiliate as a Director or otherwise.

10.3. The interests of any Participant under this Plan are not subject to the claims of the Participant’s creditors and may not, in any way, be assigned, alienated or encumbered.

10.4. This Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware.

10.5. The Company may, in its discretion, establish a trust to fund the payment of Accounts. Notwithstanding the establishment of any trust, (a) all credits and adjustments to a Participant’s Account shall be bookkeeping entries only and shall not represent a special reserve or otherwise constitute a funding of the Company’s unsecured promise to pay any amounts hereunder, and (b) to the extent that a Participant or any other person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company, and such person has only the unsecured promise of the Company that such payments shall be made. The Plan is intended to be an unfunded plan for the benefit of non-employee directors, exempt from the Employee Retirement Income Security Act of 1974, as amended.

10.6. This Plan is intended to comply with Section 409A of the Code, and the Committee shall administer and interpret this Plan in a manner that is consistent therewith.